Registration Statement No. 333-275898
Filed Pursuant to Rule 433

AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES® (STARS®)

Autocallable Strategic Accelerated Redemption Securities® Linked to an International Equity Index Basket
Issuer	Royal Bank of Canada (“RBC”). References on this page to “we,” “us” or “our” mean RBC.
Principal Amount	$10.00 per unit
Term	Approximately 3 years, if not called on the first or second Observation Dates
Market Measure	An international equity index basket (the “Basket”) composed of the EURO STOXX 50® Index (Bloomberg symbol “SX5E”), the FTSE® 100 Index (Bloomberg symbol “UKX”), the Nikkei Stock Average Index (Bloomberg symbol “NKY”), the Swiss Market Index (Bloomberg symbol “SMI”), the S&P®/ASX 200 Index (Bloomberg symbol “AS51”) and the FTSE® China 50 Index (Bloomberg symbol "XIN0I"). The EURO STOXX 50® Index will be given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20.00%, each of the Swiss Market Index and the S&P®/ASX 200 Index will be given an initial weight of 7.50% and the FTSE® China 50 Index will be given an initial weight of 5.00%.
Automatic Call	Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level	The value of the Market Measure on the applicable Observation Date
Observation Dates	Approximately one, two and three years after the pricing date
Call Amounts

In the event of an automatic call, the amount payable per unit will be:

•

[$10.80 to $10.90] if called on the first Observation Date

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[$11.60 to $11.80] if called on the second Observation Date

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[$12.40 to $12.70] if called on the final Observation Date, each to be determined on the pricing date

Threshold Value	100% of the Starting Value
Payout Profile at Maturity	If not called, 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1000275/000095010325010955/dp233581_424b2-mlafl.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
•	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.
•	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the securities included in the Basket Components.
•	Changes in the level of one Basket Component may be offset by changes in the levels of the other Basket Components.
•	The initial estimated value of the notes is only an estimate, determined as of a particular point in time by reference to our and our affiliates’ pricing models.
•	The public offering price you pay for the notes will exceed the initial estimated value.
•	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S, BofAS or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time.
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the securities included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agent, which is BofAS.
•	The index sponsors may adjust each Basket Component in a way that affects its level, and the index sponsors have no obligation to consider your interests.
•	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own the securities included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control the issuers of those securities, and have not verified any disclosure made by any other company.
•	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

RBC has filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents, and the other documents that RBC has filed with the SEC, for more complete information about RBC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBC, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling toll-free 1-800-294-1322.